Exhibit 99.1

Date:     October 28, 2003
Contact:  Scott M. Schecter, Chief Financial Officer; Fuel-Tech N.V.,
          (203) 425-9830


                  FUEL-TECH N.V. REPORTS THIRD QUARTER RESULTS;
          Y/Y REVENUE & NET INCOME INCREASES 27% AND 248%, RESPECTIVELY

         Stamford, CT, October 28, 2003 -- Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems for utility and industrial customers, today reported results for the third quarter and nine months ended September 30, 2003.

         For the quarter, net sales increased 27% to $10.2 million, compared to $8.0 million in the third quarter of 2002. Net income in the third quarter increased 248% to $1.3 million, or $0.06 per diluted share, compared to $379,000, or $0.02 per diluted share, last year. For the nine month period ended September 30, 2003, net sales increased 32% to $28.2 million, compared to $21.3 million in the same period last year. Net income for the nine months was $1.4 million, or $0.06 per diluted share, compared to net income of $1.7 million, or $0.08 per diluted share, in the same period last year.

         Steven C. Argabright, President and Chief Operating Officer, commented, "We are pleased with our results for the third quarter. This was a record quarter for our FUEL CHEM(R) business, with revenues up 90% over last year. This growth is attributable to our increased penetration and strong performance in the Western coal-fueled utility market as well as an increase in our more traditional oil-fueled business. We continue to be extremely excited about the growth opportunities in our FUEL CHEM business. Plant managers from two large utilities and a regional co-op have visited our successful Targeted-In-Furnace-Injection application at Western Farmers' HUGO Station, and we believe that we will have commitments for demonstrations at these and other utilities between now and the end of the first quarter next year. We look forward to strong revenue growth from this business and expect year-over-year growth in the range of 75-100% in 2004."

         "During the quarter, we simultaneously announced two agreements with Martin Marietta Magnesia Specialties (MMMS). The first was the acquisition of MMMS' fuel treatment chemical business, and the second was the signing of a long-term chemical supply agreement. These agreements will allow us to continue to offer the highest quality fuel treatment chemicals to our customers, as well as provide additional revenue, market intelligence and an oil-fired customer base which we can leverage with our technology."

         Mr. Argabright continued, "Third quarter air pollution control revenues were up 8% from last year, which was less than we had internally projected, but a result of the current environment we are operating in. As we said in our last press release, two things have led to a slowing in this business. First, recent rulings related to New Source Review have caused our utility customers to reassess compliance plans to ensure that they will meet their overall NOx reduction requirements in the most cost-effective manner. Although we expect these recent rulings to benefit us in the future, the impact in the near-term is a delay in orders. Second, as we have discussed many times in the past, many utilities are experiencing significant capital constraints. This, coupled with depressed NOx allowance prices, the result of mild weather and weak demand for power, has caused some utilities to delay capital spending and meet their requirements on a short-term basis through the purchase of allowances and other temporary means. It is important to note that these revenues are not going away, but merely being postponed. We are doing everything we can to work with our customers as they finalize their compliance plans, and we expect this business to pick up in the second half of 2004 and be strong in 2005 and 2006."

Conference Call

         As a reminder, Fuel-Tech N.V will be hosting a conference call at 10:00 AM ET on Tuesday, October 28, 2003, to further discuss these results. The call will be simultaneously broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.


About Fuel-Tech N.V.

         Fuel-Tech N.V. is a leading technology company providing proprietary advanced engineering solutions for the optimization of combustion systems for utility and industrial customers. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post combustion NOx control systems, which are installed on over 300 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel-Tech N.V. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.




                               (Tables to Follow)

                                 FUEL-TECH N.V.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. dollars, except share data)

                                                             September 30,        December 31,
                                                                  2003                2002
                                                            ---------------      ---------------
                                                              (Unaudited)
Assets
Current assets:
Cash and cash equivalents                                   $         5,791      $        10,939
Accounts receivable, net                                              9,661                8,849
Prepaid expenses and other current assets                             1,456                1,164
                                                              -------------      ---------------

Total current assets                                                 16,908               20,952

Equipment, net of accumulated depreciation of
  $5,867 and $5,118, respectively                                     2,182                2,123
Goodwill, net of accumulated amortization of
  $924                                                                2,119                2,119
Other intangible asset                                                1,298                    -
Other                                                                   673                  675
                                                            ---------------      ---------------
Total assets                                                $        23,180      $        25,869
                                                            ===============      ===============


Liabilities and stockholders' equity
Current liabilities:
Accounts payable                                            $         2,684      $         5,065
Accrued expenses                                                      1,733                1,940
                                                            ---------------      ---------------

Total current liabilities                                             4,417                7,005



Long-term debt                                                            -                1,800
Other liabilities                                                       260                  259
                                                            ---------------      ---------------

Total liabilities                                                     4,677                9,064

Stockholders' equity:
Common stock, par value $0.01 per share,
  authorized 40,000,000 shares, 19,895,503
  and 19,613,817 shares issued, respectively                            199                  196
Additional paid-in capital                                           90,636               90,315
Accumulated deficit                                                 (71,753)             (73,150)
Accumulated other comprehensive income                                   22                   10
Treasury stock                                                       (1,133)              (1,098)
Nil coupon perpetual loan notes                                         532                  532
                                                            ---------------      ---------------

Total stockholders' equity                                           18,503               16,805

                                                            ---------------      ---------------
Total liabilities and stockholders' equity                  $        23,180      $        25,869
                                                            ===============      ===============

                                 FUEL-TECH N.V.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                (in thousands of U.S. dollars, except share data)

                                                       Three Months Ended                 Nine Months Ended
                                                          September 30                       September 30
                                                        2003         2002                  2003         2002
                                                     ----------------------             ----------------------

Net sales                                            $  10,178    $   8,033             $  28,182    $  21,275

Costs and expenses:

Cost of sales                                            5,592        4,462                17,412       11,175
Selling, general and administrative                      2,961        2,717                 8,565        7,725
Research and development                                   314          394                   920        1,041
                                                      --------      -------               -------    ---------

Operating income                                         1,311          460                 1,285        1,334

(Loss) income from equity interest in affiliates             -         (27)                     -          196
Interest expense                                             -         (37)                  (25)        (114)
Other income, net                                            6         (17)                   140          254
                                                     ---------    ---------             ---------      -------

Income before taxes                                      1,317          379                 1,400        1,670

Income taxes                                                 -            -                     -           50
                                                    ----------     --------              --------      -------

Net income                                           $   1,317     $    379             $   1,400      $ 1,720
                                                     =========     ========             =========      =======

Net income per common share:

     Basic                                          $      .07    $     .02           $       .07    $     .09
                                                    ==========    =========           ===========    =========
     Diluted                                        $      .06    $     .02           $       .06    $     .08
                                                    ==========    =========           ===========    =========

Average number of common shares outstanding:

     Basic                                          19,744,000   19,454,000            19,629,000   19,299,000
                                                    ==========   ==========            ==========   ==========
     Diluted                                        22,748,000   22,422,000            22,325,000   22,565,000
                                                    ==========   ==========            ==========   ==========